SCHEDULE I

                          TO DISTRIBUTION AGREEMENT
              DATED FEBRUARY 22, 1995 (AS REVISED APRIL 11 1995)
                                   BETWEEN
             THE BEAR STEARNS FUNDS AND BEAR, STEARNS & CO. INC.



                                                          Must be
Name of Series                     Last Approved          Approved By
---------------------------        -------------          ---------------

Alpha Growth Portfolio             February 28, 2002      March 31, 2003

High Yield Total Return Portfolio  February 28, 2002      March 31, 2003

Income Portfolio                   February 28, 2002      March 31, 2003

Intrinsic Value Portfolio          February 28, 2002      March 31, 2003

International Equity Portfolio     February 28, 2002      March 31, 2003

Prime Money Market Portfolio       February 28, 2002      March 31, 2003

S&P STARS Opportunities Portfolio  February 28, 2002      March 31, 2003

S&P Stars Portfolio                February 28, 2002      March 31, 2003

Small Cap Value Portfolio          February 28, 2002      March 31, 2003

The Insiders Select Portfolio      February 28, 2002      March 31, 2003




As amended May 6, 2002.